SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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W. R. BERKLEY CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Commencing May 3, 2017, W. R. Berkley Corporation sent correspondence to certain of its stockholders in substantially the following form:

[Thank you again for meeting with us during our investor outreach. We sincerely appreciate your time and continue to find the ongoing dialogue extremely helpful. As you know,]1 delivering an outstanding return on equity and value creation for our shareholders have been our primary objectives for 50 years, and we have delivered in both the short term and over the long term. We continue to manage our business for superior long-term risk-adjusted return.

Over the past few days, each of Glass Lewis and ISS issued their respective proxy analysis reports and voting recommendations. Glass Lewis has recommended “for” our say-on-pay proposal, recognizing the satisfactory alignment of our executive pay and corporate performance, as well as the fact that the pay level for our current CEO is more moderate as compared with his predecessor and in line with that of CEOs at peer companies of comparable size. However, they have recommended “against” two of the three director nominees: one due to their view of a lack of independence and the other due to the lack of a single independent lead director. Jack Nusbaum has been classified by the Board as independent according to NYSE rules. We believe that our practice of rotating the presiding director at executive sessions of our Board provides a diversity of perspective and independence from management amongst all independent directors that might not otherwise be attained with a single lead director.

On the other hand, ISS recommended voting “against” our say-on-pay proposal due to what they consider “mixed responsiveness” to shareholder concerns and against two of our directors due to the pledging of shares by our founder and executive chairman. The recommendation on say-on-pay is difficult to understand in light of ISS’s recognition that:

1.	“pay and performance are reasonably aligned”; and

2.	“pay programs are substantially performance based”.

The difficulty is compounded by the fact that we are a top performer, as well as ISS’s unwillingness to engage in a meaningful dialogue, inconsistencies in their own analysis and their disregard for important factual information disclosed in our proxy statement, including:

•	ISS’s Pay-For-Performance Quantitative Screen generated Low Concern, with absolute alignment of pay and performance better than 98% of peer companies.

•	Total Shareholder Return and Return on Equity are both in the top quartile of the peer group for three-year performance.

•	During our outreach, shareholders did not cite any structural changes to our compensation program they wished to be made. As such, the “mixed responsiveness” assessment is puzzling.

•	Many of our shareholders are not only comfortable with the discretionary, non-formulaic elements in the annual bonus, but also understand their importance and appreciate the fact that formulas can encourage imprudent and short-term oriented behavior. A very limited number of the shareholders we spoke with preferred a formulaic bonus.

•	The new CEO’s pay in 2016 was significantly lower than that of his predecessor in 2015 and falls within the range of compensation paid to peer company CEOs.

•	In 2016, consistent with prior years, 90% of CEO compensation was performance based and two-thirds was long-term in nature.

•	The RSUs granted to our NEOs, once vested, are subject to mandatory deferral until separation from service from the Company, meaning these individuals do not receive the shares and have no ability to realize the value of the shares for as long as they remain employees. This distinguishes us from both our compensation peers and ISS’s, where executives are able to monetize the shares they receive under equity awards after a relatively short holding period. This deferral creates significant alignment with our shareholders that is given no consideration in ISS’s quantitative or qualitative analysis.

•	Pledging by our founder and Executive Chairman has been reduced by 53% since 2011, including a further reduction of almost 3.4 million shares since 2016. In addition, two-thirds of his shares are unpledged and these unpledged shares represent nearly 110 times his ownership guideline. Our Board, as well as many of our shareholders, believe that the organization is far better off with him maintaining his ownership and the Board carefully monitors his pledging and the accompanying risks.

•	The support for our say-on-pay proposal improved dramatically in 2016.

We hope you find this additional information helpful as you consider supporting our say-on-pay proposal as well as our directors. The significant alignment of our compensation programs with shareholder interests has resulted in outstanding performance and value creation for our shareholders not just over the most recent one, three or five year periods, but over the long term.

We welcome additional dialogue on these recommendations and our perspectives and practices. Please contact Karen Horvath at khorvath@wrberkley.com or 203-629-3040 to schedule a call.

W. Robert Berkley, Jr.

President and Chief Executive Officer

(1)	Bracketed language was not included in correspondence to stockholders with whom the Company did not meet.

Always do right. This will gratify some people and astonish the rest.”

- Mark Twain